Exhibit 99.1

CTD Holdings Announces $7.2 Million Private Placement

ALACHUA, FL–(Accesswire)–May 30, 2019 – CTD Holdings, Inc. (OTCQB: CTDH)(“CTD” or the “Company”), a clinical stage biotechnology company that develops cyclodextrin-based products for the treatment of disease with unmet medical need, announces a private placement to raise approximately $7.2 million. CTD will use the proceeds from the transaction as growth capital and for general corporate purposes

CTD will issue 28,770,000 shares at a price of $0.25 per share and accompanying warrant, resulting in gross proceeds to the Company of $7,192,500, before fees and expenses. In addition, the Company will issue 28,770,000 warrants with a strike price of $0.30 per share and a five and a half-year term.

The securities sold in the transaction have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements.

This press release has been issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About CTD Holdings:
CTD Holdings, Inc. is a clinical-stage biotechnology company that develops cyclodextrin-based products for the treatment of disease. The company’s Trappsol® Cyclo™, an orphan drug designated product in the United States and Europe, is used to treat Niemann-Pick Disease Type C, a rare and fatal genetic disease, on a compassionate use basis as well as in three ongoing formal clinical trials (Clinical Trials.gov NCT02939547, NCT02912793 and NCT03893071). Additional indications for the active ingredient in Trappsol® Cyclo™ are in development. For additional information, visit the company’s website: www.ctd-holdings.com

Safe Harbor Statement:
This press release contains “forward-looking statements” about the company’s current expectations about future results, performance, prospects and opportunities. Statements that are not historical facts, such as “anticipates,” “believes” and “expects” or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual results in future periods to differ materially from what is expressed in, or implied by, these statements. The factors which may influence the company’s future performance include the company’s ability to obtain additional capital to expand operations as planned, success in achieving regulatory approval for clinical protocols, enrollment of adequate numbers of patients in clinical trials, unforeseen difficulties in showing efficacy of the company’s biopharmaceutical products, success in attracting additional customers and profitable contracts, and regulatory risks associated with producing pharmaceutical grade and food products. These and other risk factors are described from time to time in the company’s filings with the Securities and Exchange Commission, including, but not limited to, the company’s reports on Forms 10-K and 10-Q. Unless required by law, the company assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Investor/Media Contact:
Sitrick and Company

Wendy Tanaka
(415) 369-8447
wtanaka@sitrick.com